UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

September 13, 2016

Inter Parfums, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-16469	13-3275609
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

551 Fifth Avenue, New York, New York 10176

(Address of Principal Executive Offices)

212. 983.2640

(Registrant's Telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

The annual meeting of stockholders of Inter Parfums, Inc. was held on September 13, 2016 at 10:00 a.m., local time, at the offices of the company, 551 Fifth Avenue, New York, New York 10176.

We held our election of directors, and our stockholders also voted on two other proposals.

(1)  Election of Directors. The following individuals were nominated for election as members of the Board of Directors to hold office for a term of one (1) year until the next annual meeting of stockholders and until their successors are elected and qualify: Jean Madar, Philippe Benacin, Russell Greenberg, Philippe Santi, Francois Heilbronn, Jean Levy, Robert Bensoussan, Patrick Choël and Michel Dyens. The results of the voting were as set forth below. A plurality of the votes having been cast in favor of each of the above-named Directors, they were duly elected to serve a one (1) year term.

Nominee	Votes For	Votes Withheld	Broker Non-Votes	Abstentions
Jean Madar	27,077,320	448,316	0	0
Philippe Benacin	26,763,800	761,836	0	0
Russell Greenberg	25,748,290	1,777,346	0	0
Philippe Santi	26,154,762	1,370,874	0	0
François Heilbronn	25,589,013	1,936,623	0	0
Jean Levy	26,585,163	940,473	0	0
Robert Bensoussan	27,248,540	277,096	0	0
Patrick Choël	26,880,181	645,455	0	0
Michel Dyens	27,353,304	172,332	0	0

(2)  To vote for the advisory resolution to approve the compensation of our named executive officers: A majority of the votes were cast in favor of the proposal and the proposal was passed. The results of the voting were as set forth below.

For	Against	Abstain	Broker Non Votes
27,054,705	449,186	21,745	0

(3)  To vote to approve the Company’s 2016 Stock Option Plan. A majority of the votes were cast in favor of the proposal and the proposal was passed. The results of the voting were as set forth below.

For	Against	Abstain	Broker Non Votes
27,001,973	519,276	4,387	0

At our annual meeting in 2011, our shareholders voted in favor of having the advisory vote concerning compensation of our named executive officers every year. We have held the advisory vote at each annual meeting since then, as well at this 2016 annual meeting. At the next annual meeting to be held in 2017, we will have an advisory vote on the frequency of future advisory votes concerning compensation of our named executive officers.

Item 9.01 Financial Statements and Exhibits.

4.33	2016 Stock Option Plan

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: September 14, 2016

Inter Parfums, Inc.

By:	/s/ Russell Greenberg
Russell Greenberg,
Executive Vice President and Chief Financial Officer